CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Given Imaging Ltd.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-118473, 333-107630 and No. 333-333-73732) on Form S-8 of Given Imaging Ltd. (the “Company”) of our report dated February 7, 2006, with respect to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2005, which report appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2005.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

Member firm of KPMG International

Tel - Aviv, Israel

April 5, 2006